                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Vector Intersect Security Acquisition Corp.

We hereby consent to the use in this Amendment No. 9 of the Registration
Statement on Form S-1 of our report dated February 14, 2007, on the financial statements of Vector Intersect Security Acquisition Corp. (a corporation in the development stage) as of December 31, 2005 and 2006 and for the period from July
19, 2005 (inception) to December 31, 2005 and for the year ended December 31,
2006, and for the period from July 19, 2005 (inception) to December 31, 2006 which appears in such Registration Statement. We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

/s/ Goldstein Golub Kessler LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 3, 2007